Exhibit 10.5

RETIREMENT AGREEMENT

The following is an Agreement between Robert W. Olson (“Employee”) and Chiquita Brands International, Inc. (the “Company”) with respect to Employee’s retirement from the Company.

In consideration of the mutual promises contained in this Agreement, the Company and Employee agree as follows:

1. Employee will retire and resign as an officer and employee of the Company on August 31, 2006, which will be his last day of employment with the Company (the “Retirement Date”).

2. Employee will be paid all salary due through his Retirement Date and will also be paid in a lump sum any remaining earned and accrued, banked and/or carryover vacation pay due as of the Retirement Date, as soon as practicable after the Retirement Date.

3. Company’s Obligations.

(a) Cash Benefit. The Company will pay Employee a cash benefit of $622,500 (the “Cash Benefit”), which amount is equivalent to the sum of Employee’s current annual base salary and annual bonus target. In accordance with Section 409A of the Internal Revenue Code, the Employee will receive his Cash Benefit as follows: (A) $311,250 will be paid in a lump sum on March 1, 2007 and (B) the remainder of Employee’s Cash Benefit will be paid in equal bi-weekly installments, beginning with the first payroll date after March 1, 2007.

(b) Pro-Rata Annual Bonus. The Company will pay $138,333 to Employee as a pro-rata bonus for the period of 2006 during which he was employed by the Company, based on his annual bonus target. The pro-rata bonus will be paid on the later of (i) March 1, 2007 or (ii) the date when annual bonuses for other executives are normally paid, but not later than April 2, 2007.

(c) Health Benefits. Employee will retain any health benefits coverage in which he is enrolled through the last day of the month in which the Retirement Date occurs. Employee may extend the medical and/or dental and/or vision benefits in which he is enrolled as of the Retirement Date by electing coverage under COBRA. The Company will pay the full premium for COBRA coverage for the first twelve months after the Retirement Date. For the remaining balance of the COBRA period, Employee will be responsible for paying the full premium for COBRA coverage. All other benefits in which Employee is enrolled or eligible as of the Retirement Date will cease as of the Retirement Date.

(d) Office Space and Services. Upon Employee’s request, the Company will provide Employee with up to twelve months of office space and services, such office space and services to be provided by or through either Right Management Consultants or Drake Beam & Morin, as selected by Employee, and at a cost to the Company not greater than twelve months of outplacement services for an executive of Employee’s position.; provided, however, that the Company shall not be obligated to provide office space or services beyond eighteen months after the Retirement Date.

(e) Stock Options and Restricted Stock. In accordance with their terms as originally granted, Employee will have three years after the Retirement Date to exercise the stock options for 225,000 shares granted to him under the Company’s Stock and Incentive Plan, all of which have previously vested. All stock options that are not exercised by the end of such three-year period shall thereupon terminate. In addition, all 59,639 shares of unvested restricted stock previously granted to Employee under that Plan shall vest as of the Retirement Date and, in accordance with Section 409(A) of the Internal Revenue Code, will be delivered to Employee on March 1, 2007 or as soon as administratively practicable thereafter.

(f) Non-Qualified Plan Benefits. The Company acknowledges that Employee is fully vested in his Accounts under the Company’s Capital Accumulation Plan (the “CAP”), including without limitation his Deemed Participation Contribution Account. The full amount of Employee’s Deferral Contribution Account (including earnings therein) under the CAP, and the portions of his other Accounts (including earnings therein) under the CAP which vested prior to January 1, 2005, shall be paid to Employee as soon as practicable after the Retirement Date. In accordance with Section 409A of the Internal Revenue Code, the balance of Employee’s Accounts under the CAP shall be paid to him on March 1, 2007 or as soon as practicable thereafter. The full amount of Employee’s balance under the Company’s Deferred Compensation Plan shall be paid to Employee as soon as practicable after the Retirement Date.

(g) Insurance. The Company affirms that it will not cancel any coverage for Employee that exists under any director and officer liability insurance policy maintained by the Company and will not discriminate against Employee vis-à-vis other officers and former officers in any purchase or renewal of any such policy or any purchase of an extended reporting period under a policy that is not renewed.

(h) Attorney’s Fees. The Company will reimburse Employee for up to $10,000 of legal fees and expenses incurred by him in connection with this Agreement upon the presentation to the Company of invoices.

4. Employee’s Obligations.

(a) Employee will transfer his responsibilities in an appropriate manner and use reasonable best efforts to effect a smooth transition;

(b) Employee will not represent or bind the Company or any of its subsidiaries or enter into any agreement on behalf of the Company or any of its subsidiaries at any time after the Retirement Date;

(c) Employee will return to the Company on the Retirement Date his Company credit cards, keys and identification cards;

(d) Employee will return to the Company within five days of the Retirement Date all other Company property and materials, including but not limited to computer hardware and accessories, computer software disks or other media, computer files, books, documents, records and memoranda, provided that Employee shall continue to have access to and be entitled to retain copies of documents relating to the subject matter of the investigations being conducted by the Department of Justice concerning the Company’s operations in Colombia to which Employee presently has access;

(e) Employee will repay all cash advances and file a final expense report within five days of the Retirement Date if Employee has any un-reimbursed expenses or outstanding advances;

(f) At or prior to the Retirement Date, Employee will (i) sign all necessary documents to effect Employee’s resignation from all director and officer positions with the Company and its subsidiaries, as well as any such positions with joint venture companies and other companies in which the Company and its subsidiaries have a direct or indirect ownership interest and (ii) sign all documentation, and take any other action, necessary to transfer to the Company’s designee all title or other interest Employee has in “nominee” or similar shares of any company in which Chiquita has a direct or indirect ownership interest.

(g) Before and after the Retirement Date, Employee will hold in a fiduciary capacity for the sole benefit of the Company all information, knowledge or data relating to the Company or any of its subsidiaries and their respective businesses and investments, including investments in joint ventures, which information, knowledge or data the Company or any of its subsidiaries consider to be proprietary, confidential, or not public knowledge (including but not limited to trade secrets) that Employee obtains or has previously obtained during Employee’s employment by the Company or any of its subsidiaries (“Proprietary, Confidential or Non-Public Information”). Before and after the Retirement Date, Employee will not, except as required by applicable law, directly or indirectly use, communicate, divulge or disseminate any Proprietary, Confidential or Non-Public Information for any purpose not authorized by the Company or its subsidiaries, or for any purpose not related to the performance of Employee’s work for the Company or any of its subsidiaries, nor will Employee by speech or actions disparage the Company or any of its officers, directors, or employees.

(h) Before the Retirement Date and for a period of two years thereafter, Employee will not, without the written consent of the Company, directly or indirectly, engage in, invest in or participate in any business or activity conducted by any company listed or described in Exhibit A attached hereto (a “Competing Business”), whether as an employee, officer, director, partner, joint venturer, consultant, independent contractor, agent, representative, shareholder (other than as a holder of less than 5% of any class of publicly traded securities of any such Competing Business) or in any other capacity.

(i) Before the Retirement Date and for a period of one year thereafter, Employee will not, without the written consent of the Company, directly or indirectly, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce (i) any customer, supplier, distributor or other person or entity that has a business relationship, contractual or otherwise, with the Company or any of its subsidiaries (or any of their respective joint ventures) to direct or transfer away from the Company or any of its subsidiaries (or such joint ventures), or eliminate, interfere with, disrupt or reduce or modify to the detriment of the Company or any of its subsidiaries (or such joint ventures) any business, patronage or source of supply, or (ii) any person to leave the employment of the Company or any of its subsidiaries (or any such joint ventures) (other than persons employed in a clerical, non-professional or non-managerial position).

(j) Employee understands and agrees that the restrictions set forth in paragraphs (h) and (i) above, including, without limitation, the duration and scope of such restrictions, are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries. Employee further agrees that the Company will be entitled to seek and obtain injunctive relief against Employee in the event of any actual or threatened breach of such restrictions, and Employee hereby consents to the exercise of personal jurisdiction and venue in a federal or state court of competent jurisdiction located in Hamilton County, Ohio, and Employee agrees not to initiate any legal action relating to the subject matter hereof in any other forum. Employee understands and agrees that this Agreement shall be construed and enforced in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that State. If any provision of such restrictions is determined to be unenforceable or unreasonable by any court, then such provision will be modified or omitted only to the extent necessary to make such provisions and the remaining provisions of this Agreement enforceable.

5. General Release. In exchange for the payments and benefits identified in the Agreement, which Employee acknowledges are in addition to anything of value to which he is already entitled, Employee hereby releases, settles and forever discharges the Company, its parent, subsidiaries, affiliates, joint venture companies, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with the Company, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Employee ever had or may now have against the Company or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Employee’s employment with the Company and the termination of that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family

and Medical Leave Act of 1993 and the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Employee for benefits payable under any Social Security, Worker’s Compensation or Unemployment laws or under any of the Company’s employee benefit plans. Nor does this release affect any rights of Employee to indemnification or advancement of expenses, including any rights under Article Nine of the Company’s Third Restated Certificate of Incorporation or the New Jersey Business Corporation Act.

6. Waiver and Release Under ADEA and OWBPA. Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is advised in writing to consult with an attorney prior to executing this Agreement.

7. It is understood and agreed that for purposes of this Agreement, except where the context otherwise indicates, the term “Company” as used herein, shall include not only Chiquita Brands International, Inc., but also all of its direct and indirect subsidiaries.

8. This Agreement shall bind the Employee’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns. All amounts payable hereunder to Employee shall be net of appropriate tax withholdings and deductions

9. This Agreement shall not be construed as an admission by the Company of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the Company specifically disclaims any wrongdoing whatsoever against Employee on the part of itself, its employees, representatives or agents.

10. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Employee, his beneficiaries or legal representatives without the prior written consent of an officer of the Company.

11. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. Except as otherwise provided in paragraph 4(j) of this Agreement, the parties agree that any controversy or claim arising out of or relating in any manner to this Agreement or to Employee’s relationship with the Company shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules and in accordance with the Due Process Protocol for Mediation and Arbitration of Statutory Disputes Arising Out of the Employment Relationship, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

12. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.

13. Employee acknowledges that he understands that he has forty-five (45) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired.

TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company hereby offers this Agreement to Employee on this 3rd day of August, 2006.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/
Fernando Aguirre Chairman of the Board, President and Chief Executive Officer

ACCEPTANCE

I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this 3rd day of August, 2006.

WITNESS:

/s/	/s/
Robert W. Olson

EXHIBIT A

The Competing Businesses consist of:

(A) the following companies and their subsidiaries and affiliates, as well as any company which acquires all or substantially all of the banana, fresh fruit, or fresh cut business, as the case may be, of any of the following companies:

Dole Food Company, Inc.

Fresh Del Monte Produce Inc.

Fyffes plc

Noboa Group

and

(B) any company that was, at the time of your termination of employment with the Company or any of its Subsidiaries, in direct competition with the Company or any of its Subsidiaries or their respective joint ventures in the fresh cut business in the United States, the produce business in Asia/Pacific or the Middle East, or the processed fruit ingredients business in the United States or Europe, provided that you were employed in or provided substantial services to such fresh cut, Far East or processed fruit ingredient business conducted by the Company or any of its Subsidiaries or such joint ventures within two years prior to the date of your termination of employment.